Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2016 Financial Results and Provides Corporate Update

Conference Call and Webcast Today at 4:30 p.m. Eastern

•	VK5211 Phase 2 study in hip fracture proceeding in the U.S. and EU

•	VK2809 Phase 2 study in hypercholesterolemia and fatty liver disease initiated

•	Presented positive data on VK5211 and VK0214 at prominent scientific conferences

•	Strengthened balance sheet through public offering and private stock purchase agreement

SAN DIEGO, November 10, 2016 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter of 2016, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended September 30, 2016

“The third quarter was an exciting and productive period at Viking.  We continued to advance our lead Phase 2 clinical program, VK5211 for hip fracture, and have now opened 30 international sites to enrollment,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “We also initiated our Phase 2 trial of VK2809 in patients with hypercholesterolemia and fatty liver disease, and have opened more than half of our planned 30 clinical sites.  As we look ahead, we currently expect to have read outs from each study in the first half of next year.  We also made important progress with our third program, VK0214, for X-linked adrenoleukodystrophy, and recently reported positive in vivo proof-of-concept data at a prestigious international conference.  On the corporate side, we ended the quarter with more than $14 million in cash and entered into an agreement providing access to up to an additional $12 million in capital on attractive terms.  This provides the company with stability and flexibility as we approach our important 2017 milestones.”

Pipeline and Corporate Highlights

▪

Continued to advance the Phase 2 clinical trial of VK5211 in patients recovering from hip fracture surgery.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  Thirty of the planned 33 international sites have been opened, including 15 European sites.  Viking currently expects the trial to be completed in 2Q17.

▪

Initiated a Phase 2 clinical trial of VK2809 in hypercholesterolemia and fatty liver disease.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promise in this patient population.  The Phase 2 trial is a randomized, placebo-controlled, parallel group, multicenter study in up to 80 patients, designed to evaluate the effects of VK2809 on plasma lipids and liver fat following 12 weeks of dosing.  Viking expects the trial to be completed in 2Q17.

▪

Presented positive results from an in vivo proof-of-concept study of VK0214 for X-linked adrenoleukodystrophy (X-ALD) at the 86th Annual Meeting of the American Thyroid Association.  The study successfully achieved its primary objective, demonstrating the ability of VK0214 to lower plasma very long chain fatty acid (VLCFA) levels.  Following six weeks of treatment with VK0214, mean plasma levels of C26:0-lysophosphatidylcholine (LPC) were reduced by 29% compared to vehicle-treated controls (p < 0.0001).  In addition, significant reductions were observed in plasma levels of C20:0-LPC (-54%, p < 0.0001), C22:0-LPC (-43%, p < 0.0001), and C24:0-LPC (-21%, p < 0.005).    As the accumulation of VLCFAs is believed to contribute to the underlying pathology of X-ALD, these data provide support for the continued evaluation of VK0214 in this indication.  A preclinical study to evaluate the effect of VK0214 on tissue VLCFA levels is ongoing.

▪

Presented two posters on VK5211 trials at the 5th Fragility Fracture Network (FFN) Global Congress.  The first poster described results from a Phase 1 trial designed to assess the safety and PK profile of VK5211 in healthy women and men age 65 and older.  The results showed VK5211 to be safe, well tolerated, and to have a predictable pharmacokinetic (PK) profile.  Also during the conference, the company made an oral presentation highlighting its ongoing Phase 2 study of VK5211 in patients recovering from hip fracture surgery.  FFN Conference organizers designated Viking's VK5211 Phase 2 study design as one of the conference's top 15 poster presentations.

▪

Entered into a $12.5 million common stock purchase agreement with a long-term, healthcare-focused institutional investor.  Under the terms of this agreement the investor, Aspire Capital, made an initial $500,000 investment in Viking at a 15% premium over the share price at the time of closing.  In addition, Aspire committed to purchase up to an additional $12.0 million in shares of common stock over the next 30 months at prices based on the market price at the time of each sale.  No warrants, derivatives, or other share classes will be issued under this agreement.  Importantly, Viking controls the timing and amount of any sale of shares of common stock.  Viking also maintains the right to terminate the purchase agreement at any time, at its discretion, without additional cost or penalty.

Upcoming Data Presentation from Pipeline Programs

▪	VK2809: Reduction of Atherogenic Lipoprotein (a) and Apolipoprotein B in Humans With the Selective Thyroid Receptor Beta Agonist VK2809

Poster presentation

American Heart Association Scientific Sessions 2016

New Orleans, Louisiana, November 14, 2016

Financial Highlights

Third Quarter Ended September 30, 2016 and 2015

Research and development expenses for the three months ended September 30, 2016 were $2.1 million compared to $2.5 million for the same period in 2015. The decrease was primarily due to decreased clinical manufacturing for our drug candidates offset by an increase in activities related to our ongoing VK5211 Phase 2 clinical trial and commencement of our VK2809 Phase 2 clinical trial.

General and administrative expenses for the three months ended September 30, 2016 decreased to $1.2 million from $1.8 million for the same period in 2015. The decrease was primarily due to a decrease in payroll and stock-based compensation related expenses.

For the three months ended September 30, 2016, Viking reported a net loss of $3.8 million, or $0.20 per share, compared to a net loss of $4.7 million, or $0.53 per share, in the corresponding period in 2015. The decrease in net loss for the three months ended September 30, 2016 was primarily due to the decreases in general and administrative expenses and research and development expenses noted above.

Nine Months Ended September 30, 2016 and 2015

Research and development expenses for the nine months ended September 30, 2016 were $6.4 million compared to $3.7 million for the same period in 2015. The increase was primarily due to increased activities related to our ongoing VK5211 Phase 2 clinical trial and commencement of our VK2809 Phase 2 clinical trial.

General and administrative expenses for the nine months ended September 30, 2016 increased to $3.8 million compared to $3.6 million for the same period in 2015. The increase was primarily due to increased costs associated with being a publicly traded company following the close of the company's initial public offering in May 2015.

For the nine months ended September 30, 2016, Viking reported a net loss of $11.1 million, or $0.74 per share, compared to a net loss of $18.3 million, or $2.69 per share, in the corresponding period in 2015. The decrease in net loss for the nine months ended September 30, 2016 was primarily due to the change in fair value of accrued license fees expense of $9.4 million in 2015 with no comparable expense in 2016, offset by the increase in research and development and general and administrative expenses noted above.

Balance Sheet as of September 30, 2016

At September 30, 2016, Viking held cash, cash equivalents and investments totaling $14.6 million.  As of October 31, 2016, Viking had 20,170,264 shares of common stock outstanding.

Conference Call

Viking will host a conference call to discuss financial results and general corporate updates beginning at 4:30 p.m. Eastern Time on Thursday, November 10, 2016.  To participate, please dial (877) 870-4263 from the U.S. or (412) 317-0790 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until November 17, 2016 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S., and entering conference ID # 10094986.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com. An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, expected timing for clinical trial screening, enrollment and completion and the announcement of clinical trial data, VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits and Viking’s ability to use its equity line with Aspire Capital. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	2,104,794	2,507,553	6,353,030	3,747,428
General and administrative	1,159,488	1,780,668	3,756,721	3,628,747
Total operating expenses	3,264,282	4,288,221	10,109,751	7,376,175
Loss from operations	(3,264,282)	(4,288,221)	(10,109,751)	(7,376,175)
Other income (expense):
Change in fair value of accrued license fees	—	—	—	(9,381,848)
Change in fair value of debt conversion feature liability	(64,514)	(197,496)	444,083	(826,637)
Amortization of debt discount	(431,227)	(240,515)	(1,356,861)	(652,986)
Amortization of financing costs	(45,852)	—	(45,852)	—
Interest expense, net	(1,556)	(10,312)	(18,832)	(75,379)
Total other income (expense)	(543,149)	(448,323)	(977,462)	(10,936,850)
Net loss	(3,807,431)	(4,736,544)	(11,087,213)	(18,313,025)
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on securities	649	7,613	1,233	(4,848)
Comprehensive loss	$(3,806,782)	$(4,728,931)	$(11,085,980)	$(18,317,873)
Basic and diluted net loss per share	$(0.20)	$(0.53)	$(0.74)	$(2.69)
Weighted-average shares used to compute basic and diluted net loss per share	18,991,971	8,947,480	15,052,139	6,802,169

Viking Therapeutics, Inc.

Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,054,892	$768,550
Short-term investments – available for sale	11,562,950	13,335,499
Prepaid expenses and other current assets	1,005,471	1,097,599
Total current assets	15,623,313	15,201,648
Deferred public offering and other financing costs	614,380	157,455
Deposits	80,000	80,000
Total assets	$16,317,693	$15,439,103
Liabilities, convertible notes and stockholders’ equity
Current liabilities:
Accounts payable	$881,311	$592,414
Other accrued liabilities	996,437	1,384,398
Accrued interest, current	22,674	—
Convertible notes payable, current (net of discount of $1,106,817 and $0 at September 30, 2016 and December 31, 2015, respectively)	2,826,135	—
Debt conversion feature liability, current	1,351,135	—
Total current liabilities	6,077,692	1,976,812
Accrued interest, non-current	—	183,611
Convertible notes payable (net of discount of $0 and $348,460 at September 30, 2016 and December 31, 2015, respectively)	—	2,151,540
Debt conversion feature liability	—	2,370,903
Deferred rent	20,476	31,239
Total long-term liabilities	20,476	4,737,293
Total liabilities	6,098,168	6,714,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2016 and December 31, 2015; no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2016 and December 31, 2015; 19,895,749 and 9,683,741 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively.	199	97
Additional paid-in capital	66,858,121	54,277,716
Accumulated deficit	(56,632,658)	(45,545,445)
Accumulated other comprehensive loss	(6,137)	(7,370)
Total stockholders’ equity	10,219,525	8,724,998
Total liabilities and stockholders’ equity	$16,317,693	$15,439,103

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com